Press Release Source: BriteSmile Inc.


BriteSmile Announces the Sale of 369,577 Shares of Unregistered Common Stock for $8.5 Million Friday January 2, 6:17 pm ET

- Company Also Announces 5:2 Stock Split of Shares -


WALNUT CREEK, Calif., Jan. 2 /PRNewswire-FirstCall/ -- BriteSmile Inc., the leading international provider of a state of the art teeth whitening treatment, announced today the sale of 369,577 shares of unregistered common stock at $23 per share for total proceeds of approximately $8.5 million. Proceeds from the private placement will be used to retire the $2 million bridge loan announced by the Company on November 26, 2003 and for working capital purposes. The Company agreed to file a registration statement covering the shares purchased in this transaction.

Adams, Harkness & Hill, Inc. acted as Placement Agent in the private placement of the shares to a group of institutional investors.

The Company also announced a 5 for 2 stock split of shares of its common stock with each shareholder of record on January 16, 2004, being entitled to receive 5 shares of common stock of the Company for each two shares of common stock held as of the record date.

Subsequent to the sale of the 369,577 shares of common stock in the private placement, the Company will have outstanding approximately 4,053,000 shares. After the stock split, the Company will have outstanding approximately 10,134,000 shares.

BriteSmile (Nasdaq: BSML - News) has developed and manufactures the most advanced teeth whitening technology available, as well as manages state-of-the-art BriteSmile Professional Teeth Whitening Centers. BriteSmile Centers are currently operating in Beverly Hills, Irvine, Palo Alto, Walnut Creek and La Jolla, CA; Honolulu, HI; Houston, TX; Denver, CO; Boston, MA; Boca Raton, FL; Atlanta, GA; New York, NY; Chicago, IL; and, Phoenix, AZ. In addition to BriteSmile Centers, the Company has contracted with independent dentists to perform whitening procedures at more than 4,900 Associated Centers around the world.

This release, other than historical information, consists of forward- looking statements that involve risks and uncertainties such as the Company's ability to continue to establish Associated Centers and Professional Teeth Whitening Centers, the ability of those Centers to attract clients, the development and introduction of new products, acceptance of those new products in the marketplace, development of new strategic and marketing relationships in the United States and internationally, and the Company's continued ability to secure financing to support its expansion. Readers are referred to the documents filed by BriteSmile with the Securities and Exchange Commission, specifically the Company's most recent reports on Forms 10-K and 10-Q, that


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identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements. BriteSmile and its affiliates disclaim any intent or obligation to update these forward-looking statements.




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Source: BriteSmile Inc.